EXHIBIT 5

WICKERSHAM & MURPHY

A PROFESSIONAL CORPORATION

ATTORNEYS AT LAW

430 CAMBRIDGE AVENUE, SUITE 100

PALO ALTO, CALIFORNIA 94306

TELEPHONE: (650) 323-6400

FAX: (650) 323-1108

March 21, 2006

Shoe Pavilion, Inc.

13245 Riverside Drive, Suite 450

Sherman Oaks, CA 91423

Gentlemen:

You have requested our opinion in connection with the filing by Shoe Pavilion, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 3,450,000 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”). The Registration Statement relates to the proposed issuance and sale by the Company of up to 2,000,000 shares of Common Stock (the “Company Shares”) and the proposed sale by certain stockholders of the Company of up to 1,450,000 shares of Common Stock, including up to 450,000 shares that may be sold upon exercise of the over-allotment option (the “Selling Stockholder Shares”).

We have examined such records, documents and other instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. We have assumed, without investigation, the authenticity of any document submitted to us as an original, the conformity to originals of any document submitted to us as a copy, the authenticity of the originals of such latter documents, the genuineness of all signatures and the legal capacity of natural persons signing such documents.

Based upon, and subject to, the foregoing, we are of the opinion that (i) the Company Shares (to the extent issued and sold by the Company) have been duly authorized and, when issued and delivered in accordance with the underwriting agreement as described in the Registration Statement, will be validly issued, fully paid and non-assessable and (ii) the Selling Stockholder Shares have been duly authorized and validly issued and are fully paid and non-assessable.

We are members of the bar of the State of California and are expressing our opinion only as to matters of California law and the corporation law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm under the caption “Legal Matters.” In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Wickersham & Murphy, P.C.

WICKERSHAM & MURPHY,

a Professional Corporation